REPORT OF SHAREHOLDER MEETING

--------------------------------------------------------------------------------
On August 17, 2005, a joint special meeting of shareholders was held at which the eleven Trustees identified below were elected (Proposal No. 1) and changes in, or the addition or elimination of, certain fundamental investment policies were approved (Proposal No. 2) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:


--------------------------------------------------------------------------------
PROPOSAL NO.1

NOMINEE                         FOR                 WITHHELD        TOTAL
--------------------------------------------------------------------------------
TRUSTEES
Matthew P. Fink                 31,746,961.453      904,878.844     32,651,840.297
Robert G. Galli                 31,721,819.467      930,020.830     32,651,840.297
Phillip A. Griffiths            31,731,810.369      920,029.928     32,651,840.297
Mary F. Miller                  31,736,413.862      915,426.435     32,651,840.297
Joel W. Motley                  31,757,575.994      894,264.303     32,651,840.297
John V. Murphy                  31,751,830.967      900,009.330     32,651,840.297
Kenneth A. Randall              31,643,917.569    1,007,922.728     32,651,840.297
Russell S. Reynolds, Jr.        31,662,074.528      989,765.769     32,651,840.297
Joseph M. Wikler                31,771,062.474      880,777.823     32,651,840.297
Peter I.Wold                    31,744,880.098      906,960.199     32,651,840.297
Clayton K. Yeutter              31,658,347.863      993,492.434     32,651,840.297


--------------------------------------------------------------------------------

PROPOSAL NO. 2: TO APPROVE A MODIFICATION TO THE FUND'S FUNDAMENTAL INVESTMENT OBJECTIVE

                                                                    BROKER
        FOR                     AGAINST           ABSTAIN           NON-VOTES         TOTAL
----------------------------------------------------------------------------------------------------
2C: Diversification of Investments
        26,658,690.341          1,237,064.485     1,121,578.471     3,634,507.000     32,651,840.297
2K: Real Estate and Commodities
        26,150,972.206          1,639,820.823     1,226,540.268     3,634,507.000     32,651,840.297
2L: Senior Securities
        26,281,991.958          1,361,571.316     1,373,770.023     3,634,507.000     32,651,840.297
2N: Investing in Unseasoned Issuers
        24,249,533.597          3,328,503.343     1,439,296.357     3,634,507.000     32,651,840.297
